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                                                                 EXHIBIT 3.1(c)

                            CERTIFICATE OF AMENDMENT

                                       OF

                       RESTATED ARTICLES OF INCORPORATION



Heinz R. Gisel and Edward M. Lake certify that:

1. They are the Chief Executive Officer and Secretary, respectively of INTELLIGENT SURGICAL LASERS, INC., a California corporation.

2. Article I of the articles of incorporation of this corporation is amended to read as follows:

         "The name of this corporation is ESCALON MEDICAL CORP."

3. The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with
         Section 902 of the Corporations Code. The corporation has one class of shares outstanding which is entitled to vote with respect to the amendment herein set forth. The total number of outstanding shares of the corporation at the time of approval of this amendment is 5,769,833. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


DATE: February 12, 1996



                                       ___________________________________
                                       Heinz R. Gisel



                                       ___________________________________
                                       Edward M. Lake